                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-12
[ ] Confidential, for the use of the Commission only (as permitted by Rule 14a-6(e)(2))


                               DIME BANCORP, INC.
                ------------------------------------------------
                (Name of Registrant As Specified In Its Charter)

                         NORTH FORK BANCORPORATION, INC.
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

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2) Aggregate number of securities to which transaction applies:

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3) Per unit price or other underlying value of transaction computed pursuant to
   Exchange Act Rule 0-11: (set forth the amount on which the filing fee is calculated and state how it was determined):

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4) Proposed maximum aggregate value of transaction:

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5) Total fee paid:

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[ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.



1)  Amount previously paid:

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2)  Form, Schedule or Registration Statement No.

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3)  Filing party:

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4)  Date filed:
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

                      2000 ANNUAL MEETING OF STOCKHOLDERS
                                      OF
                              DIME BANCORP, INC.


                                PROXY STATEMENT
                                      OF
                        NORTH FORK BANCORPORATION, INC.


                            SOLICITATION OF PROXIES
                    TO WITHHOLD AUTHORITY FOR THE ELECTION
                       OF DIRECTORS OF DIME BANCORP, INC.

      This Proxy Statement and the enclosed GOLD proxy card are furnished by North Fork Bancorporation, Inc., a Delaware corporation ("North Fork"), in connection with its solicitation of proxies to be used at the 2000 annual meeting of stockholders (the "Annual Meeting") of Dime Bancorp, Inc., a Delaware corporation ("Dime"). At the time that this document was approved for printing, Dime had not yet publicly announced the date, time or place of the Annual Meeting. The date, time and place of the Annual Meeting will be set forth in Dime's definitive proxy statement regarding the Annual Meeting and will be included in any additional solicitation materials sent to you by North Fork thereafter. Pursuant to this Proxy Statement, North Fork is soliciting proxies from holders of shares of common stock, par value $.01 per share, of Dime ("Dime Common Stock") to vote to WITHHOLD AUTHORITY for each of Dime's five nominees for election to the Board of Directors of Dime at the Annual Meeting. The principal executive offices of Dime are located at 589 Fifth Avenue, New York, New York 10017. This Proxy Statement and the enclosed GOLD proxy are first being sent or given to stockholders of Dime on or about June 9, 2000.

      In the weeks following the termination of its previously proposed merger with Hudson United Bancorp ("Hudson United"), Dime made certain public statements which North Fork believes indicate that there is a substantial risk that Dime will choose to remain independent rather than seek a buyer for the company. North Fork believes that your vote to withhold authority for Dime's director nominees will send a strong and clear message to Dime's Board of Directors that you do not support any determination on the part of Dime to remain independent and that you want the Dime Board of Directors to immediately initiate a process whereby Dime will be sold in the near term. See "Reasons for the Solicitation." North Fork urges you to mark, sign, date and return the enclosed GOLD proxy card to WITHHOLD AUTHORITY for the election of each of Dime's five director nominees.

      Your duly executed GOLD proxy card will also confer upon the persons named therein discretionary authority as to all other matters of business as may properly come before the Annual Meeting and all matters incident to the conduct of the Annual Meeting. See "Other Matters to be Considered at the Annual Meeting." North Fork is not aware of any such other matters of business to be brought at the Annual Meeting.

      If you have any questions about the voting of your shares, please call:


                             D.F. KING & CO., INC.

                                77 Water Street
                           New York, New York 10005
                           Toll Free: 1-800-755-7250

              QUESTIONS AND ANSWERS ABOUT THE PROXY SOLICITATION

Q:    WHAT IS NORTH FORK DOING?

A: North Fork is soliciting proxies from Dime stockholders to vote the shares represented by those proxies to "withhold authority" for the election of Dime's five nominees for re-election to its board of directors at the 2000 annual meeting of stockholders.

Q:    WHAT DOES IT MEAN TO "WITHHOLD AUTHORITY" FOR DIME'S NOMINEES?

A: Shares that are voted to "withhold authority" for Dime's director nominees will not count towards the total number of shares voted in favor of the re-election of those nominees to the Dime board of directors.

Q:    WHAT WILL HAPPEN IF NORTH FORK'S SOLICITATION IS SUCCESSFUL?

A: If a majority of shares present at the annual meeting, in person or by proxy, are not voted in favor of the election of Dime's nominees, they will not be re-elected to Dime's board of directors for a new three-year term. However, pursuant to Dime's certificate of incorporation, these nominees will continue to serve on Dime's board of directors until their successors are duly elected and qualified.

Q:    WHY IS NORTH FORK ENGAGING IN THIS SOLICITATION?

A: Based on several recent public statements made by Dime's Chief Executive Officer, North Fork believes that there is a substantial risk that Dime will choose to remain independent rather than seek a buyer for the company. North Fork believes that a vote to withhold authority for the election of Dime's director nominees will send a strong message to the Dime board of directors that Dime stockholders want the company to immediately enter into good faith merger negotiations with North Fork and any other interested bidders with a view towards selling the company in the near term.

Q: IF I SUBMIT A VOTE TO WITHHOLD AUTHORITY, MUST I TENDER MY SHARES TO NORTH FORK?

A: No. Our solicitation is separate from our exchange offer. Submission of a duly executed GOLD proxy card will not require you to tender your shares to North Fork. However, if you want the Dime board of directors to discuss our offer with us, we believe that a vote to WITHHOLD AUTHORITY will convey that message to the Dime board of directors.

Q:    WHY HAVEN'T YOU RAISED YOUR BID?

A: We have on several occasions attempted to meet with Dime to discuss our offer with a view towards increasing the consideration to be paid to Dime stockholders in the event that, based on those discussions, we conclude that a higher price can be justified. Dime still has not met with us.

Q:    IF DIME IS EXPLORING ALL STRATEGIC OPTIONS, WHY HASN'T DIME MET WITH YOU?

A: We don't know. Rather than meeting with us to discuss the issues that Dime has raised about our offer, Dime instead has chosen to file numerous lawsuits against us.

      On May 2, 2000, in light of the termination of the Dime-Hudson merger agreement, we contacted Dime seeking to arrange a meeting between our respective financial advisors to discuss our offer. Dime responded to our request on the same day stating that it would be "premature" to consider meeting with us until after the completion of Dime's "comprehensive exploration of all strategic options," and that Dime would "get back to" us when this review is complete.

      However, on May 24, 2000, Dime disclosed that it was "in the preliminary stages of negotiations with parties concerning the possibility of a strategic transaction and has begun to enter into confidentiality and standstill agreements." Despite Dime's decision to begin discussing potential "strategic transactions" with third parties, Dime neither contacted us to discuss our offer nor invited us to participate in its process. In response to a phone call from our financial advisor to Dime's financial advisor on or about May 24, 2000, Dime's financial advisor notified our financial advisor on May 31, 2000, approximately one week later, that it would convey our request to Dime.

--------------------------------------------------------------------------------

                                   IMPORTANT

1. If your Dime shares are held in your own name, please sign, date and mail the enclosed GOLD proxy card to D.F. King & Co., Inc. in the postage-paid envelope provided.

2. If your Dime shares are held in "street-name," only your broker or bank can vote your shares and only upon receipt of your specific instructions. If your shares are held in "street-name," deliver the enclosed GOLD proxy card to your broker or bank and contact the person responsible for your account to vote on your behalf and to ensure that a GOLD proxy card is submitted on your behalf. North Fork urges you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to North Fork in care of D.F. King & Co., Inc., 77 Water Street, New York, NY 10005 so that North Fork will be aware of all instructions given and can attempt to ensure that such instructions are followed.

3. Only stockholders of record on May 18, 2000 are entitled to vote at the annual meeting of Dime stockholders. North Fork urges each stockholder to ensure that the record holder of his or her shares signs, dates and returns the enclosed proxy card as soon as possible.

   Do not sign or return any proxy card you may receive from Dime.

   If you have any questions or need assistance in voting your shares, please call:

                             D.F. KING & CO., INC.

                                77 Water Street
                           New York, New York 10005
                           Toll Free: 1-800-755-7250

      THIS PROXY STATEMENT RELATES SOLELY TO THE SOLICITATION OF PROXIES TO WITHHOLD AUTHORITY FOR THE ELECTION OF DIRECTORS OF DIME AND IS NEITHER AN
OFFER TO SELL ANY SHARES OF NORTH FORK COMMON STOCK NOR A REQUEST FOR THE
TENDER OF DIME COMMON STOCK. NORTH FORK'S PENDING EXCHANGE OFFER HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND IS BEING MADE ONLY BY MEANS OF
A PROSPECTUS AND RELATED LETTER OF TRANSMITTAL, WHICH HAVE BEEN MAILED SEPARATELY TO DIME STOCKHOLDERS.
--------------------------------------------------------------------------------

                        BACKGROUND OF THE SOLICITATION

      On March 15, 2000, North Fork commenced an offer (the "North Fork Offer" or the "Offer") to exchange each outstanding share of Dime Common Stock for
0.9302 shares of common stock, par value $0.01 per share, of North Fork ("North Fork Common Stock") and $2.00 in cash. See "The North Fork Offer" below for a summary description of the North Fork Offer. The complete terms and conditions of the North Fork Offer are set forth in a prospectus dated May 15, 2000 (as such prospectus may be amended or supplemented, the "Exchange Offer Prospectus") and the related letter of transmittal, which are included in Amendment No. 3 to the Registration Statement on Form S-4 (the "Registration Statement") filed by North Fork with the Securities and Exchange Commission (the "Commission") on May 15, 2000. Dime stockholders are urged to read the Exchange Offer Prospectus carefully because it contains important information concerning the Offer.

      At the time of the announcement of the North Fork Offer, Dime and Hudson United were parties to a merger agreement (the "Dime-Hudson Merger Agreement") providing for the merger of Hudson United with and into Dime (the "Proposed Hudson United Merger"). Dime originally scheduled a special meeting of its stockholders for March 15, 2000 (the "Special Meeting") for the purpose of voting on a proposal to approve the Dime-Hudson Merger Agreement. The North Fork Offer originally was conditioned on the Dime stockholders not approving the Dime-Hudson Merger Agreement and the termination of the Dime-Hudson Merger Agreement. Accordingly, in furtherance of the North Fork Offer, North Fork solicited proxies from Dime stockholders to vote against the approval and adoption of the Dime-Hudson Merger Agreement.

      Pursuant to the terms of the Proposed Hudson United Merger, Dime stockholders would have received 0.60255 shares of common stock of the surviving company in the merger for each share of Dime Common Stock. The Dime-Hudson Merger Agreement also contained several provisions designed to inhibit any competing offers for Dime, including Dime's agreement not to enter into any discussions with, or furnish any confidential information to, any person making an offer to merge with or acquire Dime during the pendency of the Proposed Hudson United Merger (the "no-talk" provision).

      In response to the North Fork Offer, the Dime Board of Directors stated that the North Fork Offer is inadequate and not in the best interests of Dime and its stockholders and recommended that Dime stockholders not tender their shares of Dime Common Stock in the North Fork Offer. Dime's Board of Directors also announced that it remained committed to the Proposed Hudson United Merger. Dime also took certain other actions following the announcement of the Offer which North Fork believes were intended to impede and delay the North Fork Offer, including the postponement of its Special Meeting until May 17, 2000, the filing of several lawsuits against North Fork and others (see "Certain Litigation") and the submission of voluminous comments on and a formal protest with respect to North Fork's application seeking approval for its Offer from the Federal Reserve Board. See "The North Fork Offer."

      On several occasions following the announcement of the Offer, North Fork took actions aimed at discussing with Dime matters relating to the Offer. North Fork also publicly announced its willingness to increase its offer if, after discussions with Dime, North Fork concluded that it could increase its earnings assumptions for Dime. Dime still has yet to discuss the Offer with North Fork.


      On April 28, 2000, Dime announced that Dime and Hudson United had mutually agreed to terminate the Dime-Hudson Merger Agreement. In connection with this announcement, Dime also stated that, in light of the termination of the Dime-Hudson Merger Agreement, Dime's Board of Directors would begin a "comprehensive exploration of all strategic options."


      On May 2, 2000, in light of the termination of the Dime-Hudson Merger Agreement, North Fork contacted Dime seeking to arrange a meeting between the companies' financial advisors to discuss the North Fork Offer. However, Dime responded to North Fork's request on the same day stating that it would be "premature" to consider meeting with North Fork until after the completion of Dime's "comprehensive exploration of all strategic options," and that Dime would "get back to" North Fork when this review is complete.


      On May 17, 2000, North Fork announced that it had released FleetBoston Financial Corporation ("FleetBoston") from a standstill agreement that prevented FleetBoston from making any offer to acquire Dime. The standstill agreement was part of the arrangements entered into between North Fork and FleetBoston in connection with the North Fork Offer. See "Certain Arrangements With FleetBoston Financial Corporation" below. North Fork also announced its intention to solicit proxies to vote to withhold authority for Dime's director nominees at the Annual Meeting.


      On May 24, 2000, Dime announced that it was "in the preliminary stages of negotiations with parties concerning the possibility of a strategic transaction and has begun to enter into confidentiality and standstill agreements." Dime also stated that it "cannot assure that its exploration of strategic options will result in a strategic transaction that is recommended by its Board of Directors." Since then, however, Dime has made no further significant disclosures or announcements regarding the status of its "comprehensive exploration."


      In light of Dime's May 24 disclosure, on or about May 24, 2000, North Fork's financial advisor contacted Dime's financial advisor by telephone to request that Dime allow North Fork to participate in Dime's "comprehensive exploration" process. On May 31, 2000, approximately one week later, Dime's financial advisor notified North Fork's financial advisor that it would convey North Fork's request to Dime.


      By press release dated May 26, 2000, North Fork extended the expiration date of the North Fork Offer until 12:00 midnight, New York City time, on June 30, 2000.

                         REASONS FOR THE SOLICITATION


      Despite the termination of the Dime-Hudson Merger Agreement almost six weeks ago, Dime still has neither agreed to speak with North Fork concerning its offer nor given any clear indication that it intends to find a buyer for the company. Instead, North Fork believes Dime's management has hidden behind its "comprehensive exploration of strategic options" rhetoric as an excuse not to engage in discussions with North Fork and ultimately to justify a course of continued independence for Dime. North Fork is soliciting your proxy to WITHHOLD AUTHORITY for each of Dime's five director nominees because North Fork believes that your vote to withhold authority will send a strong and clear message to Dime's Board of Directors that you want Dime to immediately enter into good faith negotiations with North Fork and any other interested parties with a view towards selling the company in the near term.


      Specifically, North Fork urges you to vote to WITHHOLD AUTHORITY for the election of Dime's five director nominees for the following reasons:


       o A VOTE TO WITHHOLD AUTHORITY WILL DELIVER A MESSAGE TO YOUR BOARD OF DIRECTORS THAT DIME'S INABILITY TO OBTAIN DIME STOCKHOLDER APPROVAL FOR THE PROPOSED HUDSON UNITED MERGER WAS A CLEAR INDICATION OF YOUR DESIRE TO SEE THE COMPANY SOLD IN THE NEAR TERM.



      North Fork believes that Dime's inability to obtain the approval of its stockholders for Dime's merger with Hudson United can fairly be construed as a reflection of the fact that Dime's stockholders do not support a strategic merger-of-equals or any other stand-alone strategy but instead want the company sold at a premium over the levels at which North Fork believes Dime Common Stock would be expected to trade in the absence of the North Fork Offer and the expectation in the market that Dime will be acquired in the near term. By withholding authority to vote for Dime's director nominees, you can deliver a strong message to the Dime Board of Directors that the termination of the failed Hudson United transaction was only the first step in the right direction and that you want Dime sold in the near term.


       o YOUR VOTE TO WITHHOLD AUTHORITY CAN HELP PRE-EMPT ANY ATTEMPTS BY DIME TO REMAIN INDEPENDENT BY SENDING AN UNEQUIVOCAL MESSAGE TO YOUR BOARD OF DIRECTORS THAT YOU DO NOT SUPPORT A STAND-ALONE STRATEGY AND THAT YOU WANT THE COMPANY SOLD.


      Based on several public statements made recently by Larry Toal, Dime's Chairman and Chief Executive Officer, North Fork believes that Mr. Toal may be carefully positioning Dime for an announcement that it intends to remain independent. For example, in a recent interview, in response to a question concerning whether it is necessary strategically for Dime to engage in a merger transaction, Mr. Toal stated:


      One of the questions the board will have to look at is the time of the market. That's what I mean when I say we want to assess the market. Part of that is if we are going to do any transaction whether this would be the right time or not. And so, we are looking at each of the alternatives.*

In the same interview, Mr. Toal also said that the termination of the Hudson United deal was "an opportunity for us to step back and assess the environment and what our position is going forward."* North Fork believes that these comments indicate that Dime may be setting you up for a big letdown. Withholding authority for Dime's director nominees will send a clear message that you do not support a position of independence and that you want the company sold in the near term.

       o BY VOTING TO WITHHOLD AUTHORITY FOR DIME'S DIRECTOR NOMINEES, YOU CAN DEMAND THAT DIME PUT AN END TO ITS "COMPREHENSIVE EXPLORATION OF STRATEGIC OPTIONS" AND FINALLY START ENGAGING IN GOOD FAITH NEGOTIATIONS WITH NORTH FORK AND ANY OTHER INTERESTED ACQUIRORS NOW.

      For almost two months following the announcement of the North Fork Offer, Dime hid behind the "no-talk" provision of its merger agreement with Hudson United in refusing to talk to North Fork or any other potential bidders. In connection with the termination of that merger agreement, Dime announced that it would be undertaking a "comprehensive exploration of strategic options." But isn't a review of strategic options what led Dime to enter into its merger agreement with Hudson United in the first place? Now, even though it has been almost six weeks since the termination of the Dime-Hudson Merger Agreement, Dime still is refusing to talk to North Fork about its offer and has yet to announce any conclusions the Dime Board of Directors has reached as a result of its "comprehensive exploration." It is time for Dime to stop delaying the inevitable. Your vote to withhold authority for the election of Dime's director nominees will tell Dime clearly and unequivocally that it's time for Dime to enter into good faith negotiations with North Fork and anyone else interested in acquiring Dime.

       o A VOTE TO WITHHOLD AUTHORITY WILL SEND A WAKE-UP CALL TO YOUR BOARD OF DIRECTORS THAT IT IS TIME FOR THEM TO ACTIVELY TAKE CONTROL OF THEIR COMPANY AND DELIVER VALUE TO THE STOCKHOLDERS.

      North Fork believes that one reason many of Dime's stockholders were so vocal in their opposition to Dime's proposed deal with Hudson United was the perception that Dime's management was enriching and entrenching itself at the expense of Dime's stockholders. North Fork believes it is time for Dime's Board of Directors to wrest control of the company away from Dime's management, which North Fork believes has lost credibility in light of its failed merger transaction with Hudson United. By withholding authority to vote for Dime's director nominees, Dime stockholders can send a wake-up call to the Dime Board of Directors that it is time for them to pursue a merger transaction that will provide Dime stockholders with a premium above the price levels at which North Fork believes the Dime Common Stock could be expected to trade in the absence of the North Fork Offer and what North Fork believes is the market's expectation that Dime will be acquired in the near future.


----------
* The Daily Deal, May 9, 2000.

               YOU CAN SEND A MESSAGE TO YOUR BOARD OF DIRECTORS
                   THAT YOU WANT DIME SOLD IN THE NEAR TERM

      (1) Return your GOLD proxy and vote to WITHHOLD AUTHORITY for the election of Dime's director nominees; and

      (2)   Make your views known to the Dime Board of Directors.

BY TAKING THESE STEPS, YOU WILL GIVE THE DIME BOARD OF DIRECTORS A CLEAR AND UNEQUIVOCAL MESSAGE THAT YOU WANT THEM TO IMMEDIATELY TAKE ALL ACTIONS NECESSARY TO SEEK A BUYER FOR DIME IN THE NEAR TERM.


                                   IMPORTANT

      THIS PROXY STATEMENT RELATES SOLELY TO THE WITHHOLDING OF AUTHORITY FOR THE ELECTION OF DIME'S NOMINEES TO THE BOARD OF DIRECTORS OF DIME AND IS NEITHER AN OFFER TO SELL ANY SHARES OF NORTH FORK COMMON STOCK NOR A REQUEST FOR THE TENDER OF DIME COMMON STOCK. NORTH FORK'S EXCHANGE OFFER HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND IS BEING MADE ONLY BY MEANS OF A PROSPECTUS AND RELATED LETTER OF TRANSMITTAL, WHICH HAVE BEEN MAILED SEPARATELY TO DIME STOCKHOLDERS.

      COPIES OF THE REGISTRATION STATEMENT AND OTHER DOCUMENTS FILED BY NORTH FORK WITH THE COMMISSION MAY BE OBTAINED FREE OF CHARGE, BY OVERNIGHT MAIL OR DIRECT ELECTRONIC TRANSMISSION, BY CALLING NORTH FORK'S INFORMATION AGENT AND PROXY SOLICITOR, D.F. KING & CO., INC., TOLL-FREE AT 1-800-755-7250.

      YOUR VOTE TO WITHHOLD AUTHORITY FOR DIME'S NOMINEES FOR ELECTION TO THE DIME BOARD OF DIRECTORS DOES NOT CONSTITUTE A TENDER OF YOUR SHARES PURSUANT TO THE NORTH FORK OFFER AND DOES NOT OBLIGATE YOU TO TENDER YOUR SHARES PURSUANT TO THE NORTH FORK OFFER.


                              VOTING INFORMATION


RECORD DATE; VOTES REQUIRED

      The record date for determining stockholders of Dime entitled to notice of and to vote at the Annual Meeting is May 18, 2000 (the "Record Date"). Based on information contained in Dime's preliminary proxy statement regarding the Annual Meeting, filed with the Commission on June 7, 2000 (the "Dime Proxy Statement"), as of the Record Date, there were 111,724,928 shares of Dime Common Stock outstanding. Each share of Dime Common Stock is entitled to one vote on each matter submitted to a vote of Dime stockholders at the Annual Meeting.

      Pursuant to Dime's by-laws, the presence in person or by proxy of a majority of the outstanding shares of Dime Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Pursuant to Dime's by-laws, approval of all matters to be voted on at the Annual Meeting, including the re-election of Dime's five director nominees and any other matter of business properly brought before the Annual Meeting, will require the affirmative vote of the holders of a majority of Dime stock that has voting power present in person or represented by proxy at the Annual Meeting. Based on information contained in the Dime Proxy Statement, abstentions and broker non-votes will be counted as being present at the Annual Meeting and will have the same effect as votes to withhold authority for Dime's director nominees and votes against any other proposal properly brought before the Annual Meeting.


ELECTION OF DIRECTORS

      The Dime Board of Directors currently consists of 17 members, each of whom also serves as a director of Dime's principal subsidiary, The Dime Savings Bank of New York, FSB. Dime's Amended and Restated Certificate of Incorporation provides that the Board of Directors must be divided into three classes as nearly equal in number as possible. The members of each class hold office for a term of three years expiring at the third annual meeting of stockholders following the annual meeting of stockholders at which they were elected and until his or her successor has been elected and has qualified.

      According to the Dime Proxy Statement, the following five directors have been nominated by Dime for re-election: J. Barclay Collins II, James F. Fulton, Virginia M. Kopp, Sally Hernandez-Pinero and Lawrence J. Toal. Each of the nominees has been nominated for election to serve for a term of three years.

      North Fork is soliciting proxies to withhold authority for each of Dime's five nominees for election to the Board of Directors of Dime. In accordance with the relevant provisions of Dime's Amended and Restated Certificate of Incorporation, even if North Fork's solicitation is successful, Dime's five nominees for re-election to the Dime Board of Directors will nevertheless continue to serve on the Board of Directors of Dime until their successors are elected and qualified. Accordingly, your vote to withhold authority for Dime's five director nominees will not have the effect of removing these director nominees from the Dime Board of Directors. However, North Fork believes that by voting to withhold authority you will have sent a clear message to Dime's Board of Directors that you want Dime to immediately take all steps necessary to seek a buyer for the company. See "Reasons for the Solicitation."

      The accompanying GOLD proxy card will be voted in accordance with the instructions of the stockholder on such GOLD proxy card. If no direction is given, the enclosed GOLD proxy card will be voted to WITHHOLD AUTHORITY for each of the director nominees. North Fork recommends that Dime stockholders vote to WITHHOLD AUTHORITY for the election of Dime's director nominees at the Annual Meeting.


OTHER MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

      Except as set forth above, North Fork is not aware of any matters to be brought before the Annual Meeting. Should other matters properly be brought before the Annual Meeting, the attached GOLD proxy card, when duly executed, will give the proxies named therein discretionary authority to vote on all such other matters and on all matters incident to the conduct of the Annual Meeting. Such discretionary authority will include the ability to vote shares on any proposal to adjourn the Annual Meeting. Execution and delivery of a proxy by a record holder of shares of Dime Common Stock will be presumed to be a proxy with respect to all shares held by such record holder unless the proxy specifies otherwise.


VOTING AND REVOCATION OF PROXIES

      Whether or not you plan to attend the Annual Meeting, we urge you to vote to WITHHOLD AUTHORITY for election of Dime's director nominees by so indicating on the enclosed GOLD proxy card and immediately mailing the GOLD proxy card in the enclosed envelope. You may do this even if you have already sent in the proxy card solicited by the Board of Directors of Dime. IT IS YOUR LATEST DATED PROXY THAT COUNTS. You may also vote to withhold authority for the election of the director nominees by filling out the appropriate boxes and returning to Dime the proxy card sent to you by the Board of Directors of Dime.

      You may revoke your proxy at any time prior to its exercise by attending the Annual Meeting and voting in person, by submitting a duly executed later dated proxy or by submitting a written notice of revocation to the Secretary of Dime at 589 Fifth Avenue, New York, New York 10017. Unless revoked in the manner set forth above, proxies in the form enclosed will be voted at the Annual Meeting in accordance with your instructions. In the absence of such instructions, such proxies will be voted to withhold authority to vote for Dime's director nominees and in the discretion of the persons named therein as to all other matters that may properly come before the Annual Meeting.

      NORTH FORK STRONGLY RECOMMENDS A VOTE TO WITHHOLD AUTHORITY FOR THE ELECTION OF DIME'S DIRECTOR NOMINEES.

      YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN THE GOLD PROXY
      TODAY.

      IF YOU ALREADY HAVE SENT A PROXY TO THE BOARD OF DIRECTORS OF DIME, YOU MAY REVOKE THAT PROXY AND VOTE TO WITHHOLD AUTHORITY FOR THE ELECTION OF DIME'S DIRECTOR NOMINEES BY SIGNING, DATING AND MAILING THE ENCLOSED GOLD PROXY.

      If you have any questions about the voting of your shares, please call:


                             D.F. KING & CO., INC.


                                77 Water Street
                           New York, New York 10005
                          Toll Free: 1-800-755-7250

                            SOLICITATION OF PROXIES

      Proxies may be solicited by mail, telephone, telefax, telegraph, the Internet, newspapers and other publications of general distribution and in person. Directors and certain officers of North Fork and the other participants listed on Schedule II hereto may assist in the solicitation of proxies without any additional remuneration (except as otherwise set forth in this Proxy Statement).

     North Fork has retained D.F. King & Co., Inc. ("D.F. King") for solicitation and advisory services in connection with solicitation relating to the Annual Meeting, for which D.F. King is to receive a fee estimated not to exceed $200,000. Up to 120 people may be employed by D.F. King in connection with the solicitation of proxies for the Annual Meeting. North Fork has also agreed to reimburse D.F. King for out-of-pocket expenses and to indemnify D.F. King against certain liabilities and expenses, including reasonable legal fees and related charges. D.F. King will solicit proxies for the Annual Meeting from individuals, brokers, banks, bank nominees and other institutional holders.

     The entire expense of soliciting proxies for the Annual Meeting by or on behalf of North Fork is being borne by North Fork. North Fork does not currently intend to seek reimbursement for such expenses from Dime. North Fork estimates that total expenditures for the solicitation will be approximately $700,000, approximately $25,000 of which has been spent to date.

                             THE NORTH FORK OFFER

      On March 15, 2000, North Fork commenced its Offer to exchange each outstanding share of Dime Common Stock for 0.9302 shares of North Fork Common Stock and $2.00 in cash. North Fork also is seeking to negotiate a definitive merger agreement with Dime pursuant to which Dime would, as soon as practicable following the completion of the North Fork Offer, merge with North Fork or a wholly owned subsidiary of North Fork (the "Proposed North Fork Merger"). Pursuant to the Proposed North Fork Merger, each then outstanding share of Dime Common Stock not exchanged in the North Fork Offer (other than shares owned by North Fork and shares held in Dime's treasury) would be converted into the right to receive 0.9302 shares of North Fork Common Stock and $2.00 in cash. The complete terms and conditions of the North Fork Offer are set forth in the Exchange Offer Prospectus included in the Registration Statement filed by North Fork with the Commission on May 15, 2000. See "Where You Can Obtain Additional Information."

     Based on the closing price of North Fork Common Stock on the New York Stock Exchange ("NYSE") on June 7, 2000 (the last trading day before the date of this Proxy Statement), the North Fork Offer had a value of $17.81 per share of Dime Common Stock, which represents a 41.6% premium over the $12.58 average closing price of Dime Common Stock on the NYSE for the twenty trading days immediately preceding the announcement of the North Fork Offer on March 5, 2000. Based on recent market prices for Dime Common Stock and North Fork Common Stock prior to the date of this Proxy Statement, the North Fork Offer does not represent a premium over the current price of Dime Common Stock. Because the number of shares of North Fork Common Stock that you would receive in the North Fork Offer is fixed, the value of the North Fork Offer will fluctuate based on changes in the market prices of the North Fork Common Stock.

     The North Fork Offer is subject to a number of conditions, including (1) there being validly tendered and not withdrawn prior to the expiration of the North Fork Offer that number of shares of Dime Common Stock which, together with the shares of Dime Common Stock beneficially owned by North Fork for its own account, constitutes a majority of the shares of Dime Common Stock outstanding on a fully diluted basis, (2) Dime having entered into a definitive merger agreement with North Fork to provide for the acquisition of Dime pursuant to the North Fork Offer and the Proposed North Fork Merger, (3) approval of the issuance of shares of North Fork Common Stock pursuant to the North Fork Offer by the requisite vote of holders of North Fork Common Stock under applicable NYSE rules, (4) North Fork being satisfied, in its reasonable judgment, that the Dime Stockholder Protection Rights Agreement is inapplicable to the North Fork Offer and the Proposed North Fork Merger, (5) North Fork being satisfied, in its reasonable judgment, that the provisions of Section 203 of the Delaware General Corporation Law, are inapplicable to the North Fork Offer and the Proposed North Fork Merger, (6) all regulatory approvals required to consummate the North Fork Offer having been obtained and remaining in full force and effect without the imposition of any condition or restriction that would be materially adverse to North Fork and Dime on a combined basis, and all statutory waiting periods in respect thereof having expired, and (7) all conditions to the obligations of North Fork and FleetBoston to complete FleetBoston's purchase of the 7.5% Series B Non-Cumulative Convertible Preferred Stock and Common Stock Purchase Rights to be issued by North Fork in accordance with the Stock Purchase Agreement, dated March 5, 2000, between North Fork and FleetBoston (as restated on March 14, 2000) shall have been satisfied or, where permissible, waived (see "Certain Arrangements With FleetBoston Financial Corporation"). For a complete description of the conditions to the North Fork Offer, see "The Offer -- Conditions of the Offer" in the Exchange Offer Prospectus.


     There can be no assurance as to whether the conditions to the North Fork Offer will be satisfied and, if so, as to the timing of satisfaction of such conditions. While satisfaction of the conditions set forth in clauses (2), (4) and (5) above is within the control of the Dime Board of Directors, satisfaction of the other conditions is outside of the control of the Dime Board of Directors.


     All conditions to the North Fork Offer must be satisfied or waived prior to the expiration date of the North Fork Offer, which is June 30, 2000. North Fork may extend the expiration date of the Offer from time to time, and North Fork currently intends to do so until all conditions to the Offer have been satisfied or (where permissible) waived. Because North Fork has not commenced the process of obtaining the approval of its stockholders as described in clause (3) above by filing a preliminary proxy statement with the Commission, North Fork does not expect to be in a position to obtain the requisite approval of its stockholders prior to the current June 30, 2000 expiration date of the Offer. Accordingly, although no assurances can be made, North Fork currently anticipates that it will extend the expiration date of the Offer beyond June 30, 2000.

                           CERTAIN ARRANGEMENTS WITH
                       FLEETBOSTON FINANCIAL CORPORATION

      On March 5, 2000, North Fork entered into a Stock Purchase Agreement (as restated on March 14, 2000, the "Stock Purchase Agreement") with FleetBoston pursuant to which FleetBoston agreed to purchase, for an aggregate purchase price of $250 million, (i) 250,000 shares of North Fork's 7.5% Series B Non-Cumulative Convertible Preferred Stock, par value $1.00 per share and with a liquidation preference of $1,000.00 per share (the "North Fork Preferred"), and (ii) Common Stock Purchase Rights to acquire 7,500,000 shares of North Fork Common Stock (the "Rights").

     The North Fork Preferred will be convertible, in whole or in part, at any time and from time to time, into shares of North Fork Common Stock at a conversion price of $18.69 per share of North Fork Common Stock, subject to certain antidilution adjustments. The Rights will be exercisable, in whole or in part, at any time and from time to time, for shares of North Fork Common Stock for a period of ten years after their issuance at a price of $17.88 per share, subject to certain antidilution adjustments. If North Fork completes the North Fork Offer and the Proposed North Fork Merger, and issues the North Fork Preferred and the Rights to FleetBoston, FleetBoston would beneficially own approximately 20,876,137 shares of North Fork Common Stock (assuming conversion of the North Fork Preferred and exercise of the Rights), or approximately 7% of the outstanding North Fork Common Stock after completion of the Proposed North Fork Merger.

     Completion of FleetBoston's purchase of the North Fork Preferred and the Rights is subject to certain conditions, including (1) satisfaction of the conditions in the North Fork Offer as described in the Stock Purchase Agreement (without substantial change in the terms and conditions of the North Fork Offer as described therein); (2) acceptance for exchange of shares of Dime Common Stock tendered in the North Fork Offer; and (3) receipt and effectiveness of all regulatory approvals required to complete the purchase and the expiration of all related statutory waiting periods (without the imposition of any condition or restriction that would be materially adverse to FleetBoston).

      Completion of FleetBoston's purchase of the North Fork Preferred and the Rights is subject to the approval of the Federal Reserve Board under the Bank Holding Company Act of 1956. On March 22, 2000, FleetBoston filed an application with the Federal Reserve Board to obtain approval for the purchase of the North Fork Preferred and the Rights. North Fork has no reason to believe that FleetBoston will not obtain approval from the Federal Reserve Board within customary time frames and without the imposition of any adverse terms or conditions. FleetBoston has been advised by the Federal Reserve Board that its application is expected to be acted upon by the Federal Reserve Board by June 21, 2000.

     Dime has submitted numerous comments on FleetBoston's application to the Federal Reserve Board, alleging, among other things, application deficiencies, existence of a control relationship and competitive issues related to FleetBoston's investment in North Fork, violations of the banking laws, and failure to meet the Federal Reserve Board's standards for approval. In its comments Dime has urged the Federal Reserve to cause

FleetBoston to withdraw and refile its application and to deny the application. The Federal Reserve has taken no such actions. North Fork believes that these allegations by Dime are without merit and are designed to delay the Federal Reserve Board's processing of the FleetBoston application.

     In the Stock Purchase Agreement, North Fork has agreed, subject to the consummation of the North Fork Offer, to cause Dime to sell to a FleetBoston subsidiary 17 retail banking offices of Dime that, as of June 30, 1999, had total deposits of approximately $2.0 billion. FleetBoston will pay North Fork an 8% deposit premium in this branch sale. Closing of the branch sale transaction will be subject to the execution of a definitive branch sale agreement substantially in accordance with the term sheet attached to the Stock Purchase Agreement (which FleetBoston and North Fork have agreed to negotiate in good faith and enter into reasonably promptly following the consummation of the North Fork Offer), the receipt and effectiveness of all necessary regulatory approvals, and the satisfaction of other customary closing conditions. It is expected that the branch sale would be completed within 120 days of the closing of the North Fork Offer.

     Under the Stock Purchase Agreement, FleetBoston has agreed that, other than as contemplated in the Stock Purchase Agreement, for a period of two years it will not, among other things, acquire beneficial ownership of any North Fork voting securities, make any public announcement with respect to (or submit to North Fork) any proposal for the acquisition of any North Fork voting securities or with respect to a merger or other business combination involving North Fork, unless North Fork shall have made a prior written request to FleetBoston to submit such proposal, or participate in any solicitation of proxies to vote any North Fork voting securities.

     In addition, FleetBoston initially agreed in the Stock Purchase Agreement that until December 31, 2001, it would not acquire, or offer to acquire, any voting securities or assets of Dime or Hudson United, or make any public announcement with respect to (or submit to Dime or Hudson United) any proposal for the acquisition of any voting securities of Dime or Hudson United, respectively, or for a merger or other business combination involving Dime or Hudson United (the "Hudson United/Dime Standstill"), except that from and after the earlier of the termination of the Stock Purchase Agreement and March 31, 2001, FleetBoston could terminate the Hudson United/Dime Standstill by providing notice to North Fork and paying North Fork a fee of $2.5 million. On May 17, 2000, North Fork unilaterally released FleetBoston from the Hudson United/Dime Standstill without the payment of any fee by FleetBoston.

     Under the Stock Purchase Agreement, North Fork must pay FleetBoston a fee of $2.5 million on the earlier of the termination of the Stock Purchase Agreement and March 31, 2001 if at such time North Fork has not acquired a majority interest in Dime. If North Fork acquires a majority of the equity interest in Dime on or prior to the later of the termination of the Stock Purchase Agreement and March 31, 2001, North Fork must pay FleetBoston a fee of $5.0 million on the date of the closing of such acquisition (or $2.5 million if North Fork has paid the $2.5 million fee referred to in the previous sentence).

     If FleetBoston acquires a majority interest in Dime on or before December 31, 2001, FleetBoston has agreed to pay North Fork a fee of $2.5 million and to cause Dime to sell to North Fork five branch offices with total deposits of approximately $500 million as of June 30, 1999. North Fork will pay FleetBoston an 8% deposit premium in this branch sale. Closing of any such transaction would be subject to conditions comparable to those applicable to the branch purchase by FleetBoston.

     The North Fork Preferred will bear a non-cumulative dividend of 7.5% per annum (payable quarterly), and will be redeemable in cash, at North Fork's option, in whole or in part, at any time after the third anniversary of the issuance date, at a redemption price of $1,000 per share, plus declared and unpaid dividends to the date fixed for redemption.

     Under the Stock Purchase Agreement, North Fork has agreed that if, after the third anniversary of the issuance of the North Fork Preferred and the Rights, the North Fork Preferred is still outstanding, then on each quarterly dividend payment date North Fork will issue to FleetBoston additional rights ("Additional Rights") to purchase a number of shares of North Fork Common Stock equal to .5% (or 1% if any North Fork Preferred is outstanding on or after the fifth anniversary) of the aggregate liquidation preference of the then outstanding shares of North Fork Preferred divided by the then current market price of the North Fork Common Stock. The exercise price of any such Additional Rights will be the market price of North Fork Common Stock at the time of issuance of such Additional Rights, and such Additional Rights will be exercisable for 10 years from their issuance date. In all other respects such Additional Rights will be similar to the Rights.

     In the Stock Purchase Agreement, North Fork has agreed, during the period from the date of the Stock Purchase Agreement until the consummation of the stock purchase, to operate substantially in the ordinary course and to refrain from paying or making any extraordinary dividends or distributions on the North Fork Common Stock. North Fork has also agreed to indemnify FleetBoston for breaches of the representations or covenants in the Stock Purchase Agreement and for losses (including litigation expenses) arising out of the North Fork Offer and North Fork's previous solicitation of proxies from holders of Dime Common Stock against the Proposed Hudson United Merger.

     Each of the North Fork Preferred, the Rights, any Additional Rights and any shares of North Fork Common Stock received upon conversion of the North Fork Preferred or the exercise of the Rights or any Additional Rights will be subject to transfer restrictions, and would benefit from customary rights related to the registration of the offering and sale of the North Fork Preferred, Rights, any Additional Rights and/or shares of North Fork Common Stock pursuant to a registration rights agreement.

     There can be no assurance as to the timing of the satisfaction of the conditions to the consummation of the transactions contemplated by the Stock Purchase Agreement. The Stock Purchase Agreement may be terminated by mutual consent. Either North Fork or FleetBoston may terminate the Stock Purchase Agreement under certain circumstances, including if the acquisition of Dime Common Stock pursuant to the North Fork Offer has not been consummated by March 31, 2001, or if North Fork publicly announces the abandonment of its efforts to acquire Dime.

     FleetBoston, a Rhode Island corporation with its principal executive office at 100 Federal Street, Boston, Massachusetts 02110, is a diversified financial services company formed by the merger on October 1, 1999 of BankBoston Corporation with and into Fleet Financial Group, Inc. Although FleetBoston may be deemed to be a participant in North Fork's solicitation of proxies from Dime stockholders by reason of the Stock Purchase Agreement and the transactions contemplated thereby, neither FleetBoston nor any of FleetBoston's directors or officers intends to solicit proxies from holders of Dime Common Stock, and FleetBoston disclaims that it is a participant in North Fork's solicitation of proxies from Dime stockholders. See "Certain Information Regarding Persons Who May Be Deemed Participants" below.


                              CERTAIN LITIGATION


DIME ANTITRUST LITIGATION

      On March 10, 2000, Dime filed a complaint (the "Antitrust Complaint") in the Supreme Court of the State of New York, County of New York, against North Fork and FleetBoston, alleging violations of the New York State antitrust laws, including allegations that North Fork and FleetBoston conspired to purchase Dime in order to eliminate a combined Dime/Hudson entity from competition in several purported banking markets, that the proposed acquisition of Dime by North Fork will substantially lessen competition and create a monopoly in at least two purported banking markets, and that FleetBoston has monopoly power in banking markets throughout New England and is using its monopoly profits in order to acquire Dime and eliminate a strong new competitor in several purported banking markets throughout New York, Connecticut and New Jersey. The Antitrust Complaint seeks declaratory and injunctive relief, including an order enjoining North Fork and FleetBoston from making any coordinated effort to acquire Dime and an order enjoining FleetBoston's pending branch sale transaction with Sovereign Bancorp, Inc. ("Sovereign"), and such other relief as may be granted.

     North Fork believes that the allegations against it in the Antitrust Complaint are without merit and intends to contest Dime's claims vigorously. FleetBoston has informed North Fork that FleetBoston also believes that the allegations against it in the Antitrust Complaint are without merit and that FleetBoston intends to contest Dime's claims vigorously. On March 31, 2000, North Fork and FleetBoston filed a motion to dismiss the Antitrust Complaint, based on several grounds. Specifically, North Fork and FleetBoston believe that: (i) Dime has chosen the wrong forum for challenging the North Fork Offer, FleetBoston's investment in North Fork in connection with the North Fork Offer and FleetBoston's divestiture of branches to Sovereign, because each of those transactions is subject to approval by federal banking regulatory agencies, which have exclusive original jurisdiction for reviewing the antitrust implications of those transactions, (ii) Dime is seeking to apply the wrong substantive law in its complaint, because both federal banking law (under the Bank Holding Company Act) and federal securities law (under the Williams Act) comprehensively govern the challenged transactions and thereby preempt application of New York's Donnelly Act with regard to those transactions, (iii) Dime, as the subject company in an exchange offer, lacks standing to challenge the North Fork

Offer on antitrust grounds, and (iv) Dime's challenge to FleetBoston's divestiture of branches to Sovereign is beyond the scope of New York's Donnelly Act because, among other reasons, all of the assets associated with that transaction are located outside of New York State.

     On May 5, 2000, the Attorney General of the State of New York filed an amicus curiae memorandum in connection with the motion to dismiss Dime's antitrust complaint. The amicus curiae memorandum challenges the arguments made by North Fork and FleetBoston in their motion to dismiss regarding the preemption of the application of New York's Donnelly Act to the Offer, FleetBoston's investment in North Fork and FleetBoston's divestiture of branches to Sovereign but does not take any position with respect to the argument that FleetBoston's divestiture of branches to Sovereign is beyond the scope of New York's Donnelly Act. On May 12, 2000, North Fork filed a response to the amicus curiae memorandum of the New York State Attorney General.


DIME SECURITIES LITIGATION

      On March 21, 2000, Dime filed a complaint (the "Federal Complaint") in the United States District Court for the Eastern District of New York against North Fork and the individual members of North Fork's Board of Directors alleging claims under the federal securities laws based on what Dime has claimed are material misstatements and omissions in the materials filed by North Fork with the Commission with respect to the Offer and North Fork's solicitation of proxies against the Proposed Hudson United Merger. Dime's claim sought injunctive and other relief. Dime amended the Federal Complaint on April 13, 2000 (the "Amended Federal Complaint") to eliminate all but two of the initial allegations contained in its original complaint. A description of the allegations in the Amended Federal Complaint is set forth in the Exchange Offer Prospectus in the section captioned "The Offer -- Litigation -- Dime Federal Securities Litigation." North Fork believes that the allegations made by Dime in the Amended Federal Complaint are without merit and has contested the action vigorously.

     On March 30, 2000, North Fork filed a motion to dismiss the Federal Complaint, and on April 20, 2000, the Court issued an order denying North Fork's motion and directing the parties to submit a proposed schedule for expedited discovery in preparation for a hearing on Dime's request for a preliminary injunction. On April 25, 2000, the Court scheduled a hearing on Dime's request for a preliminary injunction for May 1, 2000.

     On April 24, 2000, North Fork filed an answer to the Amended Federal Complaint and various counterclaims against Dime and its Chairman and Chief Executive Officer, Lawrence Toal. North Fork's counterclaims alleged that Dime and Mr. Toal made numerous materially false and misleading statements, both in Dime's proxy materials with respect to the Proposed Hudson United Merger and in its press releases and its other filings with the Commission, since the announcement of the North Fork Offer on March 5, 2000. North Fork's counterclaims sought injunctive and other relief. In connection with North Fork's counterclaims, North Fork made a request for expedited discovery. Dime objected to North Fork's request and asked the Court for an opportunity to file a motion to dismiss North Fork's counterclaims. Following the expedited submission of letter briefs by the parties, the Court denied North Fork's request for expedited discovery.

     On April 28, 2000, Dime announced that Dime and Hudson United had mutually agreed to terminate the Dime-Hudson Merger Agreement. In light of this announcement, Dime withdrew its motion for a preliminary injunction, and the hearing scheduled for May 1, 2000 was cancelled at Dime's request.

     On May 15, 2000, Dime filed a motion to dismiss North Fork's counterclaims and to strike certain affirmative defenses raised by North Fork in its answer to Dime's Amended Federal Complaint.

     On May 17, 2000, nearly three weeks after Dime announced the termination of the Dime-Hudson Merger Agreement, Dime filed a request with the United States District Court for the Eastern District of New York seeking leave to file a second amended complaint (the "Second Amended Complaint") with the Court. The Second Amended Complaint proposes to add FleetBoston as a defendant and asserts claims against North Fork, the individual members of its board of directors and FleetBoston under Sections 14(e) and 20(a) of the Securities and Exchange Act of 1934 and the rules and regulations promulgated thereunder based on allegations that North Fork's exchange offer materials contain materially false and misleading statements and omissions. North Fork believes that the allegations against it contained in the Second Amended Complaint are without merit.


SALOMON SMITH BARNEY LITIGATION

      On March 29, 2000, Dime filed a lawsuit in the Supreme Court of New York, County of New York against Salomon Smith Barney, Inc. ("Salomon Smith Barney"), whom North Fork had engaged as a financial advisor and co-dealer manager in connection with the North Fork Offer. Dime's lawsuit sought, among other things, to enjoin Salomon Smith Barney from providing advisory services to North Fork in connection with the North Fork Offer and North Fork's related proxy solicitation against the Proposed Hudson United Merger. In the lawsuit, Dime alleges that an agreement between Dime and Salomon Smith Barney entered into in May 1997 in connection with Dime's engagement of Salomon Smith Barney as financial advisor with respect to Dime's acquisition of North American Mortgage Company prohibits Salomon Smith Barney from advising any third party in connection with an acquisition of Dime without Dime's prior consent for a period of three years from the date of such agreement.

     On April 5, 2000, Salomon Smith Barney filed a response to Dime's motion for preliminary injunction. Later on April 5, 2000, the Supreme Court of New York, County of New York, issued a temporary restraining order and a preliminary injunction prohibiting Salomon Smith Barney from advising North Fork in connection with the North Fork Offer and the related proxy solicitation until May 12, 2000.

     On April 6, 2000, Salomon Smith Barney filed with the Appellate Division, First Department, a notice of appeal and a motion to stay execution and enforcement of the Supreme Court's temporary restraining order and to vacate the preliminary injunction. On the same day, the Appellate Division denied Salomon Smith Barney's motion to stay the Supreme Court's order. On May 2, 2000, the Appellate Division denied Salomon Smith Barney's motion to vacate the Supreme Court's preliminary injunction.

     Also on May 2, 2000, Dime moved in the Supreme Court of New York, New York County to extend the injunction against Salomon Smith Barney for an additional six weeks beyond May 12, 2000. On May 10, 2000, the Supreme Court denied Dime's motion to extend the injunction.

     On May 15, 2000, Dime filed a First Amended Complaint with the Supreme Court of the State of New York, County of New York, in its litigation against Salomon Smith Barney. The amended complaint names both Salomon Smith Barney and North Fork as defendants.

     As against defendant Salomon Smith Barney, the amended complaint alleges that Dime's 1997 engagement letter with Salomon Smith Barney prohibited Salomon Smith Barney from disclosing any confidential information about Dime to any entity or advising any entity interested in acquiring or otherwise entering into a business combination transaction with Dime unless Salomon Smith Barney obtained Dime's prior written consent, and that Salomon Smith Barney breached this agreement by advising North Fork with respect to its exchange offer without obtaining Dime's prior consent.

     The amended complaint seeks the following relief as against Salomon Smith
Barney: (i) an order permanently enjoining Salomon Smith Barney from providing financial or advisory services to North Fork in connection with its exchange offer and related proxy solicitations; (ii) an unspecified amount of damages;
(iii) costs and disbursements of the action; and (iv) such further relief as the court may deem just and proper.

     As against defendant North Fork, the amended complaint alleges that North Fork intentionally interfered with, and caused Salomon Smith Barney to breach, its 1997 engagement letter with Dime. Dime has based its tortious interference with contract claim against North Fork on the following allegations: (i) an engagement letter between North Fork and Salomon Smith Barney expressly states that Salomon Smith Barney would use information provided by Dime to provide advice to North Fork, (ii) North Fork was obligated under its 1998 standstill agreement with Dime to ascertain whether Salomon Smith Barney was prohibited from disclosing information about Dime to North Fork, (iii) because of this alleged obligation, North Fork was aware that the 1997 engagement letter between Salomon Smith Barney and Dime prohibited Salomon Smith Barney from disclosing confidential information about Dime or, as Dime alleges, advising North Fork in connection with a business combination transaction with Dime without Dime's consent, and (iv) North Fork nonetheless intentionally induced Salomon Smith Barney to breach its agreement with Dime by retaining Salomon Smith Barney to advise it in connection with its exchange offer for Dime stock, because "North Fork sought to obtain intimate knowledge of the business and operations of Dime and [North American Mortgage Company], knowledge no other investment banker had."

     Dime's amended complaint seeks the following relief as against North Fork:
(i) an unspecified amount of damages; (ii) costs and disbursements of the action; and (iii) such other relief as the court may deem just and proper.

     North Fork believes that the allegations made by Dime against North Fork in the amended complaint are without merit and intends to contest Dime's claims vigorously.

DIME SAVINGS EMPLOYEE SOLICITATION LITIGATION.

      On May 8, 2000, Dime's principal subsidiary, The Dime Savings Bank of New York, FSB ("Dime Savings"), filed a complaint and a motion for preliminary injunction against North Fork and its subsidiary, North Fork Bank, in New York State Supreme Court. Dime Savings' complaint alleges that the defendants breached a non-solicitation provision contained in a confidentiality agreement originally entered into between North Fork and KeyBank National Association ("KeyBank"), whose rights allegedly were assigned to Dime Savings when Dime Savings purchased certain KeyBank branches in 1999. Dime Savings alleged that the defendants breached this provision by allegedly soliciting three Dime Savings employees to work at North Fork Bank. Dime Savings also alleges that these employees took with them confidential information about Dime Savings customers and then began soliciting certain of those customers, allegedly in violation of codes of conduct allegedly signed by these employees while employed by Dime Savings.

     The defendants believe Dime Savings' claims are without merit and on May 15, 2000, filed an opposition to Dime Savings' preliminary injunction motion. On May 17, 2000, the defendants filed a motion to dismiss Dime Savings' complaint. Also on May 17, Dime Savings sought expedited discovery from the defendants, and also sought to adjourn the preliminary injunction motion so that it would have an opportunity to submit a reply brief. The request for an adjournment was denied and the court scheduled a hearing for the following afternoon to discuss the request for expedited discovery.

     On May 18, 2000, the defendants filed a brief in opposition to Dime Savings' request for expedited discovery. That same day, the court established a briefing schedule for the opposition and reply briefs concerning the defendants' motion to dismiss the complaint and scheduled a hearing on all motions for May 25, 2000.

      On May 19, 2000, Dime Savings submitted a letter to the court in which it withdrew without prejudice its motion for a preliminary injunction. On May 25, 2000, a hearing was held on defendant's motion to dismiss Dime Savings' complaint and Dime Savings' motion for expedited discovery.

                     CERTAIN INFORMATION ABOUT NORTH FORK

      North Fork is a commercial bank holding company registered under the Bank Holding Company Act of 1956. North Fork's primary subsidiary, North Fork Bank, a New York State-chartered, FDIC-insured commercial bank, operates retail banking facilities throughout Suffolk and Nassau counties on Long Island, New York, as well as in the New York City boroughs of Manhattan, Queens, Brooklyn and the Bronx and in Westchester and Rockland counties north of New York City. North Fork, through North Fork Bank, provides a variety of banking and financial services to middle market and small business organizations, local government units and retail customers in the metropolitan New York area. At March 31, 2000, North Fork had assets of $15.0 billion, deposits of $9.0 billion and stockholders' equity of $1.3 billion and operated 154 retail banking facilities.

     On February 18, 2000, North Fork completed its acquisition of Reliance Bancorp, Inc. ("Reliance") in a stock-for-stock merger accounted for as a purchase. Reliance's principal subsidiary, Reliance Federal Savings Bank, a savings institution with 29 retail banking offices in Nassau and Suffolk counties on Long Island, New York, as well as in the New York City borough of Queens, was merged with North Fork Bank.

     On February 29, 2000, North Fork completed its acquisition of JSB Financial, Inc. ("JSB") in a stock-for-stock merger accounted for using the pooling-of-interests. JSB's principal subsidiary, Jamaica Savings Bank FSB, a savings institution with 13 retail banking offices in the New York metropolitan area, was merged with North Fork Bank.

     The principal office of North Fork is located at 275 Broadhollow Road, Melville, New York, 11747, telephone number (631) 844-1004.


                     CERTAIN INFORMATION REGARDING PERSONS
                         WHO MAY BE DEEMED PARTICIPANTS

      Pursuant to applicable rules and regulations of the Commission, North Fork, its directors, certain of its executive officers and the other persons set forth on Schedule II to this Proxy Statement are or may be deemed to be "participants" in North Fork's solicitation of proxies from Dime stockholders pursuant to this Proxy Statement. Except as set forth in this Proxy Statement (including the Schedules hereto), neither North Fork nor any of the other participants listed on Schedule II hereto, or any of their respective associates: (i) directly or indirectly beneficially owns any shares of Dime Common Stock or any other securities of Dime; (ii) has had any relationship with Dime in any capacity other than as a stockholder, or is or has been a party to any transaction, or series of similar transactions, since May 1, 1998, with respect to any shares of Dime Common Stock; or (iii) knows of any transactions since January 1, 1999, currently proposed transaction, or series of similar transactions, to which Dime or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which any of them or their respective affiliates had, or will have, a direct or indirect material interest. In addition, other than as set forth herein, there are no contracts, arrangements or understandings entered into by North Fork, any other participant set forth on Schedule II hereto or any of their respective associates within the past year with any person with respect to any of Dime's securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

     Except as set forth in this Proxy Statement (including the Schedules hereto), neither North Fork nor any of the other participants set forth on
Schedule II hereto, nor any of their respective associates, has entered into any agreement or understanding with any person with respect to (i) any future employment by Dime or its affiliates or (ii) any future transactions to which Dime or any of its affiliates will or may be a party.

     FleetBoston also may be deemed to be a participant in North Fork's solicitation of proxies by reason of the Stock Purchase Agreement and the transactions contemplated thereby. However, neither FleetBoston nor any of FleetBoston's directors or officers intends to solicit proxies from holders of Dime Common Stock, and FleetBoston disclaims that it is a participant in North Fork's solicitation of proxies from Dime stockholders. See "Certain Arrangements With FleetBoston Financial Corporation" for a description of the Stock Purchase Agreement and the transactions contemplated thereby.

     As of May 22, 2000, except as described below, neither FleetBoston nor, to the best of its knowledge, any of FleetBoston's associates beneficially owned any securities of Dime. As of May 22, 2000, Fleet National Bank, a subsidiary of FleetBoston, may be deemed to have had beneficial ownership of 2,100 shares of Dime Common Stock over which Fleet National Bank had voting and dispositive control and which shares were held in a fiduciary capacity. FleetBoston disclaims beneficial ownership of all of such shares. In addition, as of such date, Fleet National Bank had record, but not beneficial, ownership of 266,433 shares of Dime Common Stock over which it had no voting or dispositive power.

     In addition, except as set forth in this Proxy Statement, neither FleetBoston nor to the best of its knowledge any of its associates: (i) has had any relationship with Dime in any capacity, or is or has been a party to any transaction, or series of similar transactions, since May 1, 1998, with respect to any shares of Dime Common Stock, or (ii) knows of any transactions since January 1, 1999, currently proposed transaction, or series of similar transactions, to which Dime or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which it had, or will have, a direct or indirect material interest. In addition, other than as set forth herein, there are no contracts, arrangements or understandings entered into by FleetBoston or to the best of its knowledge any of its associates within the past year with any person with respect to any of Dime's securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

     Except as set forth in this Proxy Statement, neither FleetBoston nor to the best of its knowledge any of its associates has entered into any agreement or understanding with any person with respect to any future transactions to which Dime or any of its affiliates will or may be a party.

      FleetBoston and its subsidiaries and Dime are currently participants in a number of lending syndicates with various borrowers where the loan documents contain customary agreements among syndicate members.

     Fleet National Bank (formerly known as BankBoston, N.A., which itself was formerly known as The First National Bank of Boston), a subsidiary of FleetBoston, is currently the named transfer agent and registrar for the Dime Common Stock and named rights agent under Dime's stockholder protection rights agreement. However, the rights and obligations under these contracts have been assumed by EquiServe, L.P., which is 25% owned by FleetBoston.


                  WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

      North Fork's Registration Statement, which contains the Exchange Offer Prospectus and the related letter of transmittal, has been filed with the Commission under the Securities Act of 1933, as amended. North Fork has also filed with the Commission a tender offer statement on Schedule TO and various amendments thereto (the "Schedule TO"), which contains information relating to the North Fork Offer. North Fork is subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning North Fork's directors and officers, their remuneration, options granted to them, the principal holders of North Fork's securities and any material interests of such persons in transactions with North Fork is required to be disclosed in proxy statements distributed to North Fork's stockholders and filed with the Commission.


     The Registration Statement and the Schedule TO and any amendments thereto, and such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and 500 West Madison Street, Suite 1400, Chicago, IL 60661 (call 1-800-SEC-0330 for hours). Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549-6009. The Commission also maintains an Internet website at http://www.sec.gov that contains the Registration Statement and the Schedule TO and any amendments thereto and the reports, proxy statements and other information filed electronically by North Fork. North Fork Common Stock is listed on the NYSE under the symbol "NFB," and reports, proxy statements and other information concerning North Fork should also be available at the offices of the NYSE located at 20 Broad Street, New York, NY 10005. Copies of such documents may also be obtained free of charge, by overnight mail or direct electronic transmission, by calling North Fork's information agent and proxy solicitor, D.F. King & Co., Inc., toll-free at 1-800-755-7250.


                               OTHER INFORMATION


      The information concerning Dime, the Annual Meeting and the Proposed Hudson United Merger contained herein has been taken from or based upon, and is qualified in its entirety by, publicly available documents filed by Dime with the Commission and other publicly available information. North Fork does not take any responsibility for the accuracy or completeness of such information or for any failure by Dime to disclose events that may have occurred and may affect the significance or accuracy of any such information.


     The information contained in this Proxy Statement concerning the North Fork Offer is qualified in its entirety by reference to the more detailed information contained in the Registration Statement, the Exchange Offer Prospectus and the Schedule TO, and any amendments or supplements to any of them.

                          FORWARD-LOOKING STATEMENTS


      This Proxy Statement and the other documents referred to in this Proxy Statement (including the Registration Statement and the Exchange Offer Prospectus) contain certain forward-looking statements concerning the financial condition, results of operations and business of North Fork following the consummation of its proposed acquisition of Dime, the anticipated financial and other benefits of such proposed acquisition and the plans and objectives of North Fork's management following such proposed acquisition, including, without limitation, statements relating to the cost savings expected to result from the proposed acquisition, anticipated results of operations of the combined company following the proposed acquisition and projected earnings per share of the combined company following the proposed acquisition. Generally, the words "will," "may," "should," "continue," "believes," "expects," "intends," "anticipates" or similar expressions identify forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors:
(1) cost savings expected to result from the proposed acquisition may not be fully realized or realized within the expected time frame; (2) operating results following the proposed acquisition may be lower than expected; (3) competitive pressure among financial services companies may increase significantly; (4) costs or difficulties related to the integration of the businesses of North Fork and Dime may be greater than expected; (5) adverse changes in the interest rate environment may reduce interest margins or adversely affect asset values of the combined company; (6) increases in the market price of North Fork Common Stock could result in the recognition of higher amounts of goodwill and other intangible assets in connection with the proposed acquisition of Dime than the amounts currently reflected in North Fork's forward-looking earnings estimates; (7) general economic conditions, whether nationally or in the market areas in which North Fork and Dime conduct business, may be less favorable than expected; (8) legislation or regulatory changes may adversely affect the businesses in which North Fork and Dime are engaged; or (9) adverse changes may occur in the securities markets.

                             STOCKHOLDER PROPOSALS


      According to the Dime Proxy Statement, in order to be considered for inclusion in Dime's proxy statement for the annual meeting of stockholders to be held in 2001, all stockholder proposals must be submitted to the Secretary of Dime at its offices at 589 Fifth Avenue, New York, New York 10017, on or before January 25, 2001. Under Dime's by-laws, stockholder nominations for director and stockholder proposals not included in Dime's 2001 proxy statement, in order to be considered for possible action by stockholders at the 2001 annual meeting of stockholders, must be submitted to the Secretary of Dime, at the address set forth above, not less than 60 nor more than 90 days in advance of the anniversary of the date of the notice mailed to Dime stockholders in connection with the Annual Meeting. In addition, stockholder nominations and stockholder proposals must meet other applicable criteria set forth in the by-laws of Dime in order to be considered at the 2001 annual meeting.


                                      North Fork Bancorporation, Inc.


Dated: June 8, 2000













If you have any questions or need assistance in voting your shares, please call:


                             D.F. KING & CO., INC.

                                77 Water Street
                           New York, New York 10005
                           Toll Free: 1-800-755-7250

                                  SCHEDULE I


               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                       DIRECTORS AND MANAGEMENT OF DIME

      Based on information contained in the Dime Proxy Statement, as of the Record Date, there were 111,724,928 shares of Dime Common Stock outstanding. The information concerning Dime contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. North Fork does not take any responsibility for the accuracy or completeness of such information or for any failure by Dime to disclose events that may have occurred and may affect the significance or accuracy of any such information.

      The following table sets forth certain information as of May 18, 2000 (except as noted below) regarding the beneficial ownership of Dime Common Stock by (a) each of Dime's current directors, (b) each of Dime's "named executive officers," (c) all of Dime's directors and executive officers as a group, and
(d) each person who, to Dime's knowledge, beneficially owned more than 5% of Dime's outstanding common stock. The table was taken from the Dime Proxy Statement.



                                                                PERCENT OF
    NAME OF BENEFICIAL OWNER (AND     SHARES OF COMMON STOCK   OUTSTANDING
 ADDRESS OF OWNERS OF MORE THAN 5%)   BENEFICIALLY OWNED (1)   COMMON STOCK
------------------------------------ ------------------------ -------------
Lawrence J. Toal ...................         1,128,984(2)           *
Derrick D. Cephas ..................            11,500(3)           *
Frederick C. Chen ..................            22,360              *
J. Barclay Collins II ..............             9,500              *
Richard W. Dalrymple ...............            19,049(4)           *
James F. Fulton ....................            13,662(5)           *
Sally Hernandez-Pinero .............             6,600              *
Fred B. Koons ......................           153,230(4)           *
Virginia M. Kopp ...................            17,745(6)           *
James M. Large, Jr. ................           409,776              *
John Morning .......................             8,405              *
Margaret Osmer-McQuade .............            29,238(7)           *
Paul A. Qualben ....................            30,506              *
Eugene G. Schulz, Jr. ..............            19,658              *
Howard Smith .......................            58,500              *
Norman R. Smith ....................             9,500              *
Ira T. Wender ......................            26,375(8)           *

                                                                   PERCENT OF
     NAME OF BENEFICIAL OWNER (AND       SHARES OF COMMON STOCK   OUTSTANDING
   ADDRESS OF OWNERS OF MORE THAN 5%)    BENEFICIALLY OWNED (1)   COMMON STOCK
--------------------------------------- ------------------------ -------------
Anthony R. Burriesci ..................           334,820                *
Richard A. Mirro ......................           262,942(4)             *
Carlos R. Munoz .......................           140,950                *
Peyton R. Patterson ...................           165,132                *
All Directors and Executives as a Group
 (24 persons) .........................         3,525,684(4)          3.16%
J.P. Morgan & Co. Incorporated
 60 Wall Street
 New York, NY 10260 ...................         7,058,056(9)          6.37%
Wellington Management Company, LLP
 75 State Street
 Boston, MA 02109 .....................         6,951,800(10)         6.13%
Vanguard Windsor Fund
 c/o Wellington Management
 Company, LLP
 75 State Street
 Boston, MA 02109 .....................         6,859,200(11)         6.04%

----------
*     Less than 1%.

(1) The directors, executive officers, and group named in the table above have sole or shared voting power or investment power with respect to the shares listed in the table. The share amounts listed include shares of Dime's common stock that the following persons have the right to acquire within 60 days from May 18, 2000: Lawrence J. Toal, 762,858; each of Derrick D. Cephas, Frederick C. Chen, James F. Fulton, Sally Hernandez-Pinero, Virginia M. Kopp, John Morning, Margaret Osmer-McQuade, Paul A. Qualben, and Ira T. Wender, 1,500; each of J. Barclay Collins II, Richard W. Dalrymple, Eugene G. Schulz, Jr., Howard Smith, and Norman R. Smith, 4,500; Fred B. Koons, 101,700; James M. Large, Jr., 256,834;
      Anthony R. Burriesci, 208,700; Richard A. Mirro, 173,200; Carlos R. Munoz, 92,600; Peyton R. Patterson, 96,767; and all current directors and executive officers as a group, 2,163,294. These numbers reflect all of the outstanding stock options held by each of the foregoing persons. Under the terms of the stock incentive plans pursuant to which these options were granted, an event requiring the vesting of all unexercisable stock options has occurred in connection with North Fork's tender offer to acquire Dime's common stock and therefore, all of the previously unexercisable options became exercisable.

(2) Includes 334 shares held by Mr. Toal's spouse, as to which he disclaims beneficial ownership.

(3) Includes an aggregate of 2,000 shares owned by or in trust for Mr. Cephas' children, as to which he disclaims beneficial ownership.

(4) Includes shares held by the Trustee of Dime's 401(k) plan with respect to the account of the individual or certain members of the group based on reports dated as of May 18, 2000.

(5) Includes an aggregate of 832 shares owned by or in trust for Mr. Fulton's spouse, as to which he disclaims beneficial ownership.

(6) Includes an aggregate of 3,000 shares owned by or in trust for Mrs. Kopp's spouse, as to which she disclaims beneficial ownership.

(7) Includes 7,000 shares owned in trust for Ms. Osmer-McQuade's spouse, as to which she disclaims beneficial ownership.

(8) Includes 3,000 shares held by Mr. Wender's spouse, as to which he disclaims beneficial ownership.

(9)   The information as to J.P. Morgan & Co. Incorporated is derived from a
      Schedule 13G, filed by J.P. Morgan on February 10, 2000, which states that, as of December 31, 1999, J.P. Morgan, directly or through certain of its subsidiaries, including Morgan Guaranty Trust Company of New York, J.P. Morgan Investment Management, Inc., J.P. Morgan Florida Federal Savings Bank and Morgan Tokyo Bank, had sole voting power with regard to 4,448,620 of the shares indicated above, shared voting power with regard to none of such shares, sole dispositive power with regard to 6,901,456 of such shares, and shared dispositive power with regard to none of such shares.

(10) The information as to Wellington Management Company, LLP is derived from a Schedule 13G, filed by Wellington on February 11, 2000, which states that, as of December 31, 1999, Wellington, directly or through its subsidiary, Wellington Trust Company, NA, had sole voting power with regard to none of the shares indicated above, shared voting power with regard to 2,600 of such shares, sole dispositive power with regard to none of such shares, and shared dispositive power with regard to 6,951,800 of such shares. The 6,951,800 shares beneficially held by Wellington includes 6,859,200 shares beneficially held by Vanguard Windsor Funds (see note (11) below).

(11) The information as to Vanguard Windsor Funds is derived from a Schedule 13G, filed by Vanguard on February 8, 2000, which states that, as of December 31, 1999, Vanguard had sole voting power with regard to 6,859,200 of the shares indicated above, shared voting power with regard to none of such shares, sole dispositive power with regard to none of such shares, and shared dispositive power with regard to 6,859,200 of such shares. These shares are included in the 6,951,800 shares beneficially held by Wellington (see note (10) above).

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                  SCHEDULE II


              INFORMATION CONCERNING THE DIRECTORS OF NORTH FORK
            AND OTHER PERSONS WHO MAY BE DEEMED TO BE PARTICIPANTS
                    IN NORTH FORK'S SOLICITATION OF PROXIES


      The following tables set forth the name and title of persons who may be deemed to be participants on behalf of North Fork in the solicitation of proxies from the stockholders of Dime. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with North Fork. The principal business address of North Fork and, unless otherwise indicated, the business address of each individual identified below is 275 Broadhollow Road, Melville, New York 11747.


                            DIRECTORS OF NORTH FORK



NAME                              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
--------------------------------- ------------------------------------------------------
Park T. Adikes .................. Former Chairman and Chief Executive Officer of JSB
                                  Financial, Inc.
John Bohlsen .................... Vice Chairman of North Fork and North Fork Bank.
                                  President of The Helm Development Corp. (real
                                  estate company).
Irvin L. Cherashore ............. Director of Winchester Group, Inc. (money management and institutional brokerage company).
                                  Mr. Cherashore's principal business address is
                                  153 East 53rd Street, Suite 5101, New York,
                                  New York 10022.
Allan C. Dickerson .............. Former President of Roy H. Reeve Agency, Inc.
                                  (general insurance company) (1975-1994).
Lloyd A. Gerard ................. Antique dealer and auctioneer. Owner of Lloyd's
                                  Antiques. Mr. Gerard's principal business address is
                                  496 Main St., Eastport, New York 11941.
Daniel M. Healy ................. Executive Vice President and Chief Financial Officer
                                  of North Fork and Executive Vice President of North
                                  Fork Bank.
John A. Kanas ................... Chairman, President and Chief Executive Officer of
                                  North Fork and North Fork Bank.
Patrick E. Malloy, III .......... Former Chairman of New York Bancorp Inc.;
                                  President of Malloy Enterprises, Inc. (private
                                  placement company). Mr. Malloy's principal business
                                  address is Malloy Enterprises, Inc., Bay St. at the
                                  Waterfront, Sag Harbor, New York 11963.
Raymond A. Nielsen .............. Former President and Chief Executive Officer of
                                  Reliance Bancorp, Inc.
James F. Reeve .................. President of Harold R. Reeve & Sons, Inc. (general construction company). Mr. Reeve's principal business
                                  address is Harold R. Reeve & Sons, North Road,
                                  Mattituck, New York 11952.

NAME                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
------------------------------- ------------------------------------------------------
George H. Rowsom .............. President of S.T. Preston & Sons, Inc. (retail marine supplies company). Mr. Rowsom's principal business
                                address is Main St. Wharf, Greenport, New York
                                11944.
Kurt R. Schmeller ............. Former President of Queens Borough Community
                                College, CUNY.
Raymond W. Terry, Jr. ......... Former Chairman and President of Southold Savings
                                Bank.

                       EXECUTIVE OFFICERS OF NORTH FORK




NAME                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
------------------------- ---------------------------------------------
Kevin O'Connor .......... Executive Vice President.

      As of the date of this Proxy Statement, North Fork beneficially owns 690,900 shares of Dime Common Stock, and Park T. Adikes beneficially owns 100 shares of Dime Common Stock.


           OTHER PERSONS WHO MAY ALSO BE DEEMED TO BE "PARTICIPANTS"

      North Fork has retained Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") to act as its financial advisor and dealer-manager in connection with the North Fork Offer. North Fork has agreed that it will pay Sandler O'Neill aggregate financial advisory fees of not more than 40 basis points of the aggregate purchase price paid by North Fork in the North Fork Offer and the Proposed North Fork Merger should North Fork acquire control of Dime. North Fork has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses, including the fees and expenses of its legal counsel incurred in connection with Sandler O'Neill's engagement by North Fork. In addition, North Fork has agreed to indemnify Sandler O'Neill and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement. In connection with Sandler O'Neill's role as financial advisor to North Fork, the investment banking employees of Sandler O'Neill named below may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Dime and may solicit proxies from these institutions, brokers or other persons. Sandler O'Neill does not admit that it or any of its partners, directors, officers, employees, affiliates or controlling persons, if any, is a "participant" as defined in Schedule 14A promulgated under the Exchange Act, in the solicitation of proxies, or that
Schedule 14A requires the disclosure of certain information concerning it.



NAME                               POSITIONS
---------------------------------- --------------------------
Herman S. Sandler ................ Senior Managing Principal
Christopher Quackenbush .......... Principal
John Rodak ....................... Managing Director
Scott Shannon .................... Associate Director

      Sandler O'Neill's principal business address is Two World Trade Center, New York, New York 10048. Sandler O'Neill engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of its business, Sandler O'Neill may trade the debt and equity securities of Dime for its own account and the accounts of its customers, and, accordingly, may at any time hold a long or short position in such securities. Sandler O'Neill has informed North Fork that, as of the close of business on May 17, 2000, none of Sandler O'Neill, any of its affiliates or any of the Sandler O'Neill employees named in the table above owned any shares of Dime Common Stock for their own account. Sandler O'Neill has also informed North Fork that, as of May 17, 2000, Sandler O'Neill Asset Management LLC, which may be deemed to be an affiliate of Sandler O'Neill, has voting and dispositive power over 60,000 shares of Dime Common Stock and that Sandler O'Neill also may have voting and dispositive power with respect to certain shares of Dime Common Stock held in brokerage and other accounts. Sandler O'Neill disclaims beneficial ownership of such shares of Dime Common Stock.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                 SCHEDULE III


              TRANSACTIONS IN DIME SECURITIES BY THE PARTICIPANTS
                        WITHIN TWO YEARS OF MAY 1, 2000




FOR THE ACCOUNT OF:      DATE    NATURE OF TRANSACTION   NUMBER OF SHARES   PRICE PER SHARE
--------------------- --------- ----------------------- ------------------ ----------------
North Fork             5/18/99         Purchase               200,000         $  21.779
                       5/19/99         Purchase               110,000            21.705
                       5/20/99         Purchase                43,000            21.680
                       5/21/99         Purchase                66,500            21.486
                       5/25/99         Purchase                71,400            20.926
                       5/26/99         Purchase               100,000            20.642
                       9/13/99         Purchase                25,000            18.000
                       9/14/99         Purchase                75,000            17.927

Park T. Adikes          6/5/98         Purchase                   100            31.09

                                     III-1

                                   IMPORTANT

      If your shares are held in your own name, please sign, date and return the enclosed GOLD proxy card today. If your shares are held in "Street-Name," only your broker or bank can vote your shares and only upon receipt of your specific instructions. Please return the enclosed GOLD proxy card to your broker or bank and contact the person responsible for your account to ensure that a GOLD proxy is voted on your behalf.


      Do not sign any proxy card you may receive from Dime.


      If you have any questions or need assistance in voting your shares, please call:



                             D.F. KING & CO., INC.


                                77 Water Street
                           New York, New York 10005
                           Toll Free: 1-800-755-7250

     THIS PROXY IS SOLICITED ON BEHALF OF NORTH FORK BANCORPORATION, INC.
 IN OPPOSITION TO THE SOLICITATION BY THE DIME BANCORP, INC. BOARD OF DIRECTORS
              FOR THE 2000 ANNUAL MEETING OF STOCKHOLDERS OF DIME

The undersigned stockholder of Dime Bancorp, Inc. ("Dime") hereby appoints Linda Bishop and Kathleen H. Martin, and each of them individually, attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of common stock, par value $0.01 per share, of Dime which the undersigned is entitled to vote at the 2000 Annual Meeting of Stockholders of Dime, and at any adjournments, postponements, continuations or reschedulings thereof (the "Annual Meeting"), with all the powers the undersigned would possess if personally present at the Annual Meeting.

NORTH FORK RECOMMENDS THAT YOU WITHHOLD AUTHORITY TO VOTE FOR DIME'S NOMINEES
                                 LISTED BELOW.


1. ELECTION OF DIRECTORS.


   [ ] WITHHOLD AUTHORITY to vote for all nominees listed below

   [ ] FOR all nominees listed below (except as indicated)


       J. Barclay Collins II   James F. Fulton   Virginia M. Kopp
                 Sally Hernandez-Pinero   Lawrence J. Toal


   (IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE OR NOMINEES, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE)

2. The proxies are authorized to vote in their discretion upon all such other matters as may properly come before the Annual Meeting.

[X] Please mark your vote as this example

                                   (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder and at the discretion of the proxy holders as to any other business that may properly come before the Annual Meeting. Unless marked otherwise, this proxy will be voted to "WITHHOLD AUTHORITY" for all nominees listed on the reverse side.


PLEASE COMPLETE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, POSTAGE-PREPAID, BUSINESS REPLY ENVELOPE. THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED WITH RESPECT TO THE MATTERS COVERED HEREBY.



                                                 DATED
                                                      -------------------------


                                                 ------------------------------
                                                 SIGNATURE(S)


                                                 ------------------------------
                                                 SIGNATURES, IF HELD JOINTLY

                                                 Please sign your name exactly
                                                 as it appears hereon. When
                                                 signing as attorney, executor,
                                                 administrator, trustee or
                                                 guardian please give your full
                                                 title. If a corporation,
                                                 please sign in full corporate
                                                 name by the president or other
                                                 authorized officer. If a
                                                 partnership, please sign the
                                                 partnership name by authorized
                                                 person(s).





If you need assistance in voting your shares, please call North Fork's proxy solicitor, D.F. King & Co., Inc., toll-free at 1-800-755-7250.